Exhibit 10.36

850 Lincoln Centre Drive Foster City, CA 94404 U.S.A. T 650.570.6667 F 650.572.2743 www.appliedbiosystems.com

July 25, 2003

Catherine M. Burzik
137 Bedens Brook Road
Skillman, New Jersey 08558

Dear Cathy:

On behalf of Applied Biosystems, an Applera Corporation business, I am pleased to offer you the position of Executive Vice President-Applied Biosystems, reporting directly to me. In your new role, you will be a member of my executive staff and also a member of the Applera Executive Committee. I am targeting your start date for September 1, 2003. The terms of your offer are as follows:

Base Salary:	$450,000 per year, payable bi-weekly

Target Bonus Level:	60% as governed by FY’04 Incentive Compensation Plan (ICP)

Restricted Stock Grant:	25,000 (ABI) stock vests equally over four years subject to the plan

Stock Option Grant:	100,000 (ABI) stock options vest equally over four years subject to the plan

Car Allowance:	$15,000 per year, payable in equal monthly installments

Financial and Tax Planning:	$10,000 per year

Sign On Bonus:	$110,000 (gross)

Mortgage Subsidy:	Upon purchase of a home in the Bay Area you will be granted a $50,000 mortgage subsidy annually for a period of 5 years subject to the plan

Performance Unit Bonus Plan:	It will be recommended to the BOD that you participate in the PUBP (subject to plan document) if and when new nominations are accepted

Severance Agreement:	Should your employment with Applied Biosystems be terminated, without just cause, you will receive a separation package which includes twelve months of base pay, twelve months of medical and dental benefits continuation (may be paid in lump sum payment), outplacement assistance, and ICP bonus eligibility pro-rated for the period of employment during that specific fiscal year.

Change of Control:	A recommendation will be made to the BOD that Applera Corporation enter into a Change of Control (CoC) agreement with you as per the Applera CoC document.

You will be eligible to participate in our Incentive Compensation Program, with a target annual bonus of 60% based on your eligible fiscal year earnings. Your target bonus is governed by the FY 04 Incentive Compensation Plan, which runs from July 1, 2003, through June 30, 2004 and will be prorated for your service during FY 04. Under this plan your bonus is based on the achievement of both personal and corporate goals.

Catherine M. Burzik

This offer includes a recommendation for a new-hire stock option grant. As such, it will be recommended to our Board of Directors that you be granted an option to purchase 100,000 shares of Applied Biosystems (ABI) common stock. The option price will be set based on date of grant or start date whichever is later. The Company guarantees that the 100,000 stock options will produce a yield of $120,000 within four years. If, after four years, the options are not worth $120,000, you can surrender the options and the Company will pay you a maximum of $120,000, subject to normal withholding taxes. Additionally, the Company will recommend to the Board of Directors that a total of 25,000 shares of (ABI) restricted stock be made available to you. The restricted stock will be priced at $.01 per share and will vest over a period of four years. Both the stock options and restricted stock will vest in equal annual installments over a four-year period with the first 25% of such stock options and restricted stock vesting upon the first anniversary date of your hire (for the prevention of doubt not stock options shall vest before such one year anniversary date). You will receive a packet with complete information about your stock grants approximately 8 to 12 weeks following the next Board meeting.

Applera Corporation offers a deferred compensation program to those employees earning more than $125,000.00 annually. This deferred compensation program will allow you to defer up to 100% of your base salary and annual bonus amount for U.S. tax planning purposes.

As part of your offer, Applera Corporation will be providing you with relocation benefits as outlined in the attached Applera Corporation Relocation Policy and Provisions. In the event you elect to terminate employment prior to the completion of twelve (12) continuous months of employment, you will be obligated to refund relocation reimbursements and payments on a pro-rated basis. Should you have any questions regarding your relocation benefits, please contact Stacy Hall at (650) 554-2079.

All full time employees and all part time employees working more than 20 hours per week are eligible for participation in the Applera Corporation Total Ownership employee benefits program on their date of hire. Please refer to the enclosed benefits summary for more information on these benefits. During your first few days of employment, Kris Anderson will set up a one on one meeting between yourself and a benefits specialist to review your Applera benefits.

For your information, I have enclosed a Benefits Summary outlining our Applera benefits programs. We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. As an executive, you may choose to have an annual health screening done at Applera’s expense, with a physician of your choice. Please note also that, as an executive, you will not accrue PTO but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation, approximately four weeks a year.

In compliance with the Immigration Reform and Control Act of 1986, our offer of employment is contingent upon your ability to verify your identity and legal right to work in the United States within three (3) business days of hire. In order to complete the required I-9 Employment Eligibility Verification Form, it is imperative that you bring the appropriate documentation to Kris Anderson on your first day of work. Please review the enclosed list of acceptable documents for completing the I-9 Form.

Applera Corporation is firmly committed to maintaining its position as an employer who provides a safe and healthy work environment in which each employee can develop and produce to his/her maximum capability. In order to uphold this standard, we require that all employees submit to and pass a pre-employment drug test and a pre-employment background check. Our offer of employment, therefore, is contingent upon your successful completion of both the specified drug test and background check. Enclosed please find detailed instructions on how to complete both pre-employment screens.

Applera Corporation has a long-standing policy of respecting the rights of prior employers of persons whom the Corporation hires. Applera Corporation, therefore, does not want to receive, and you will not be asked to provide nor should you use in your work, any confidential information of a former employer. This includes information you may have in your possession or that you may have had access to while previously employed. It is very important that no documents of a former employer are brought into the Corporation’s premises and computer systems. Should you accept

Catherine M. Burzik

employment with us, you will be asked to sign the Conflict of Interest and Confidentiality Agreement to likewise protect the Corporation’s information.

By signing this letter, you recognize that an employment at-will relationship will exist between you and Applera Corporation and that either you or Applera may terminate this employment relationship at any time for any reason, with or without notice.

Upon acceptance of this offer and commencement of your employment, you will be granted a one-time cash bonus of $110,000 (gross). The request for your sign-on bonus will be generated during the first week of your employment and may take up to 30 days to process. In the event that you elect to terminate employment prior to the completion of twenty-four (24) continuous months of employment, you will be obligated to refund the sign-on bonus amount, pro-rated for the period of employment during such twenty-four (24) months.

To accept this offer, please sign and date where indicated below and return one executed copy to Victoria Ngo. Please also review the enclosed New Employee Paperwork Checklist, complete all required forms, and return them with your signed original offer using the enclosed envelope. Victoria’s phone extension is (650) 554-3182.

This offer will expire on July 31,2003. Should you have any questions regarding this offer, or if you are unable to accept this offer prior to the above expiration date, please contact me at (650) 638-5500 or Kris Anderson, my HR VP at (650) 638-6839.

On behalf of the Applied Biosystems Executive Team, I look forward to your joining our leadership team. I am confident that you will find Applied Biosystems and the critical role you will play to be a challenging and rewarding opportunity.

Best Regards,

/s/ Michael W. Hunkapiller
Michael W. Hunkapiller
President, Applied Biosystems and Senior Vice President, Applera Corporation

cc: Kris Anderson
Enclosures

Please sign below indicating your acceptance of this offer of employment.

Catherine Burzik	/s/ Catherine M. Burzik

Name (Printed)	Signature

July 31, 2003	Sept 2, 2003

Date	Start Date

Catherine M. Burzik

List of Enclosures

•	Pre-employment Drug Screening Program and Procedures Packet
•	Pre-employment Background Screening Program and Procedures Packet
•	Total Ownership Benefits Summary
•	List of Acceptable Documents for Completion of I-9 Form
•	New Employee Paperwork Checklist
•	Relocation Summary/Policy and Repayment Agreement Form
•	Conflict of Interest and Confidentiality Agreement
•	Employee Profile Form
•	Conduct of Business Activities Policy Statement and Acknowledgement Form
•	Safe Workplace Policy Statement and Acknowledgement Form
•	Form W-4 for Federal Withholding Allowance
•	Form DE-4 for State Withholding Allowance (or other form if applicable)
•	Postage paid envelope